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                     October 15, 2021

       Georgette C. Nicholas
       President and Chief Financial Officer
       Midwest Holding Inc.
       2900 S. 70th, Suite 400
       Lincoln, Nebraska 68506

                                                        Re: Midwest Holding Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 15,
2021
                                                            Form 8-K Dated
August 12, 2021
                                                            Filed August 12,
2021
                                                            File No. 001-39812

       Dear Ms. Nicholas:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance